Exhibit 10.5

EXECUTIVE SALARY CONTINUATION AGREEMENT

THIS AGREEMENT, made and entered into this 20th day of August 2007, by and between Citizens-Union Savings Bank, a bank organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter referred to as the “Bank”), and Carl Taber, an Executive of the Bank (hereinafter referred to as the “Executive”).

WHEREAS, the Executive has been and continues to be a valued Executive of the Bank, and is now serving the Bank;

WHEREAS, it is the consensus of the Executive Committee that the Executive’s employment with the Bank in the past has been of exceptional merit and has constituted an invaluable contribution to the general welfare of the Bank in bringing the Bank to its present status of operating efficiency and present position in its field of activity;

WHEREAS, the Executive’s experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are so valuable that assurance of the Executive’s continued employment is essential for the future growth and profits of the Bank and it is in the best interest of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure the Executive remains in the Bank’s employ during the Executive’s lifetime or until the age of retirement;

WHEREAS, it is the desire of the Bank that the Executive’s employment be retained as herein provided;

WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay the Executive or the Executive’s beneficiary(ies), certain benefits in accordance with the terms and conditions hereinafter set forth;

ACCORDINGLY, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive at retirement or the Executive’s beneficiary(ies) in the event of the Executive’s death pursuant to this Agreement;

FURTHERMORE, it is the intent of the parties hereto that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

THEREFORE, in consideration of past employment performance and employment to be performed in the future as well as the mutual promises and covenants herein contained it is agreed as follows:

I.	EFFECTIVE DATE

The Effective Date of this Agreement shall be January 1, 2006.

II.	EMPLOYMENT

The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Executive Committee of the Bank.

III.	FRINGE BENEFITS

The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter.

IV.	DEFINITIONS

A.	Retirement Date:

If the Executive remains in the continuous employ of the Bank, the Executive shall retire from active employment with the Bank on the later of the Executive’s sixty-fifth (65th) birthday or Separation from Service as defined in Subparagraph IV (H) hereinbelow.

B.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).

C.	Plan Year:

Any reference to “Plan Year” shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term “Plan Year” shall mean the period from the effective date to December 31st of the year of the effective date.

D.	Termination of Employment:

Termination of Employment shall mean voluntary resignation of employment by the Executive or the Bank’s discharge of the Executive without cause (Subparagraph IV [E]), prior to the Normal Retirement Age

(Subparagraph IV [B]).

E.	Discharge for Cause:

The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving fraud or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Agreement. In the alternative, if the Executive is permitted to resign due to inappropriate conduct as defined above, the Executive Committee may vote to deny all benefits. A majority decision by the Executive Committee is required for forfeiture of the Executive’s benefits.

F.	Mutual to Stock Conversion or a Change of Control:

“Mutual to Stock Conversion or Change of Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation Section 1.409A-3(g)(5) or any subsequently applicable Treasury Regulation.

G.	Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions to the Executive may not commence earlier than six (6) months after the date of a Separation from Service, as that term is used under Section 409A if, pursuant to Internal Revenue Code Section 409A, the Executive is considered a “specified employee” under Internal Revenue Code Section 416(i), of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this paragraph, the originally scheduled payment shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

H.	Separation from Service:

“Separation from Service” shall mean that the Executive has experienced a Termination of Employment from the Bank. Where the Executive continues to perform services for the Bank following a Termination of Employment, however, and the facts and circumstances indicate that such services are intended by the Bank and the Executive to be more than “insignificant” services, a Separation from Service will not be deemed to have occurred and any amounts deferred under this Agreement may not be paid or made available to the Executive. The determination of whether such services are considered “insignificant” will be based upon all facts and circumstances relating to the termination and upon any applicable rules and regulations issued under Section 409A of the Code. Military leave, sick leave, or other bona fide leaves of absence are not generally considered terminations of employment.

I.	Beneficiary:

The Executive shall have the right to name a Beneficiary of the Death Benefit. The Executive shall have the right to name such Beneficiary at any time prior to the Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

If the Executive dies without a valid Beneficiary designation on file with the Plan Administrator, death benefits shall be paid to the Executive’s estate.

If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

V.	RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT

The Bank, commencing with the first day of the second month following the Retirement Date (Subparagraph IV [A]), shall pay the Executive an annual benefit equal to Twenty-Five Thousand and 00/100th Dollars ($25,000.00). Said benefit shall be paid in fifteen (15) annual installments or in accordance with Restriction on Timing of Distribution as defined in Subparagraph IV (G) hereinabove. Upon the death of the Executive, if there is a balance in the accrued liability retirement account, such balance shall be paid in one (1) lump sum to the individual or individuals the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

VI.	DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Executive should die while actively employed by the Bank at any time after the date of this Agreement but prior to the Executive attaining the age of sixty-five (65) years (or such later date as may be agreed upon), the Bank will pay the accrued balance on the date of death, of the Executive’s accrued liability retirement account in one (1) lump sum, the first day of the second month following the Executive’s death, to such individual or individuals as the Executive may have designated in writing and filed with the Bank, at which time this Agreement shall terminate. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made by the first day of the second month following the decease of the Executive.

VII.	BENEFIT ACCOUNTING/ACCRUED LIABILITY RETIREMENT ACCOUNT

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.

VIII.	VESTING

The Executive shall be vested in the accrued liability retirement account in accordance with the following schedule from the Effective Date of this Agreement to a maximum of one hundred percent (100%).

Number of years Employed with the Bank	Vesting (to a maximum o f 100%)

Year 1 and under	0%
2	20%
3	40%
4	60%
5	80%
6	100%

IX.	TERMINATION OF EMPLOYMENT

Subject to Subparagraph IV (E), in the event that the employment of the Executive shall terminate prior to Normal Retirement Age, as provided in Subparagraph IV (B), by the Executive’s voluntary action, or by the Executive’s discharge by the Bank without cause, then this Agreement shall terminate upon the date of such termination of employment and the Bank shall pay to the Executive an amount of money equal to accrued balance of the Executive’s accrued liability retirement account on the date of said termination, multiplied by the Executive’s cumulative vested percentage (Paragraph VIII). This compensation shall be paid in one (1) lump sum the first day of the second month following said termination, or in accordance with Restriction on Timing of Distribution as defined in Subparagraph IV (G) hereinabove.

In the event the Executive’s death should occur after such termination but prior to the payment provided for in this Paragraph IX, the balance shall be paid, in one (1) lump sum to such individual or individuals as the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

In the event the Executive shall be discharged for cause at any time in accordance with Subparagraph IV (E), this Agreement shall terminate and all benefits provided herein shall be forfeited.

X.	MUTUAL TO STOCK CONVERSION CHANGE OF CONTROL

If the Executive subsequently suffers a Termination of Employment (voluntarily or involuntarily), except for cause, anytime subsequent to a Change of Control as defined in Subparagraph IV (F), then the Executive shall receive the benefits in Paragraph V herein upon attaining Normal Retirement Age (Subparagraph IV [B]), as if the Executive had been continuously employed by the Bank until the Executive’s Normal Retirement Age. Said payment shall be made in accordance with Restriction on Timing of Distribution as defined in Subparagraph IV (G) hereinabove.

The Executive will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger, consolidation or conversion of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

XI.	RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien, right, title or interest in any specific funding investment or assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XII.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank. Any such amendment shall not be effective to decrease or restrict any Executive’s accrued benefit under this Agreement, determined as of the date of amendment, unless agreed to in writing by the Executive, and provided further, no amendment shall be made, or if made, shall be effective, if such amendment would cause the Agreement to violate Internal Revenue Code Section 409A. In the event this Agreement is terminated, such termination shall not cause a distribution of benefits, except under limited circumstances as permitted under Section 409A (i.e., 30 days before or 12 months after a Change of Control event, upon termination of all arrangements of the same type, or upon corporate dissolution or bankruptcy).

D.	Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

F.	Applicable Law:

The laws of the State of Massachusetts shall govern the validity and interpretation of this Agreement.

G.	Partial Invalidity:

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid,

void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

H.	Not a Contract of Employment:

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment.

I.	Tax Withholding:

The Bank shall withhold any taxes that are required to be withheld, under §409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

J.	Opportunity to Consult with Independent Advisors:

The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the: (i) terms and conditions which may affect the Executive’s right to these benefits; and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, §280G of the Code, §409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representative, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

K.	Permissible Acceleration Provision:

Under Section 409A(a)(3), a payment of deferred compensation may not be accelerated except as provided in regulations by the Internal Revenue Code. Certain permissible payment accelerations include payments necessary to comply with a domestic relations order, payments necessary to comply with certain conflict of interest rules, payments intended to pay employment taxes, and certain de minimis payments related to the participant’s termination of the Executive’s interest in the plan.

XIII.	ADMINISTRATIVE AND CLAIMS PROVISION

A.	Plan Administrator:

The “Plan Administrator” of this Agreement shall be Citizens-Union Savings Bank. As Plan Administrator, the Bank shall be responsible for the management, control and administration of the Agreement. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure:

a.	Filing a Claim for Benefits:

Any insured, beneficiary, or other individual, (“Claimant”) entitled to benefits under this Agreement will file a claim request with the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

b.	Denial of Claim:

A claim for benefits under this Agreement will be denied if the Bank determines that the Claimant is not entitled to receive benefits under the Agreement. Notice of a denial shall be furnished the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator. This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim. In the event that the claim for benefits pertains to disability, the Plan Administrator shall provide written notice within forty-five (45) days. However, if the Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days. In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Plan Administrator’s control, and for an additional thirty (30) days, if necessary. Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

c.	Content of Notice:

The Plan Administrator shall provide written notice to every Claimant who is denied a claim for benefits which notice shall set forth the following:

(i.)	The specific reason or reasons for the denial;

(ii.)	Specific reference to pertinent Agreement provisions on which the denial is based;

(iii.)	A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and

(iv.)	Any other information required by applicable regulations, including with respect to disability benefits.

d.	Review Procedure:

The purpose of the Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. The Claimant, or his duly authorized representative, may:

(i.)

Request a review upon written application to the Plan Administrator. Application for review must be made within sixty (60) days of receipt of written notice of denial of claim. If the denial of claim pertains to disability, application for review must be made within one hundred eighty (180) days of receipt of written notice of the denial of claim;

(ii.)	Review and copy (free of charge) pertinent Agreement documents, records and other information relevant to the Claimant’s claim for benefits;

(iii.)	Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.

e.	Decision on Review:

A decision on review of a denied claim shall be made in the following manner:

(i.)

The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim. If the Claimant’s initial claim is for disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s). The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review. In the event that the denied claim pertains to disability, such decision shall not be made later than forty-five (45) days after receipt of the application for review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall the extension exceed a period of sixty (60) days from the end of the initial period. In the event the denied claim pertains to disability, written notice of such extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall the extension exceed a period of thirty (30) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

(ii.)

The decision on review shall be in writing and shall include specific reasons for the decision written in an understandable manner with specific references to the pertinent Agreement provisions upon which the decision is based.

(iii.)

The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(iv.)

The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim for benefits.

f.	Exhaustion of Remedies:

A Claimant must follow the claims review procedures under this Agreement and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

C.	Arbitration:

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

XIV.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly. Any such termination or modification shall not be effective to decrease or restrict any Executive’s Accrued Liability Retirement Account under this Agreement, determined as of the date of amendment, unless agreed to in writing by the Executive, and provided further, no amendment shall be made, or if made, shall be effective, if such termination or modification would cause the Agreement to violate Internal Revenue Code Section 409A. In the event this Agreement is terminated, such termination shall not cause a distribution of benefits, except under limited circumstances as permitted under Section 409A (i.e., 30 days before or 12 months after a Change in Control event, upon termination of all arrangements of the same type, or upon corporate dissolution or bankruptcy). Upon a Change of Control, this paragraph shall become null and void effective immediately upon said Change of Control.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

CITIZENS-UNION SAVINGS BANK Fall River, MA
By:
Witness	(Bank Officer other than Insured) Title Sr Vice President & Treasurer

Witness	Carl Taber

409A Amendment

to the

Citizens-Union Savings Bank

Executive Salary Continuation Agreement for

Carl Taber

Citizens-Union Savings Bank (“Bank”) and Carl Taber (“Executive”) originally entered into the Citizens-Union Savings Bank Executive Salary Continuation Agreement (“Agreement”) on August 20, 2007. Pursuant to Subparagraph XII (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective January 1, 2006.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1.	Subparagraph IV (F), “Mutual to Stock Conversion or a Change of Control”, shall be deleted in its entirety and replaced with the following Subparagraph IV (F):

Change in Control:

“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

2.	Subparagraph IV (H), “Separation from Service”, shall be deleted in its entirety and replaced with the following Subparagraph IV (H):

Separation from Service:

Separation from Service shall mean the Executive has experienced a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive

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continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period.

3.

Subparagraph VI, “Death Benefit Prior to Retirement”, shall be amended to delete the words “(or such later date as may be agreed upon)” from the first sentence, and to delete the last sentence in its entirety.

4.	Section X, “Mutual to Stock Conversion or Change of Control”, shall be deleted in its entirety and replaced with the following Section X:

CHANGE IN CONTROL

Upon a Change in Control as defined in Subparagraph IV (F), the Executive shall receive the benefits in Section V herein in the same form and with the same timing, except that payments shall commence upon the Executive’s attaining Normal Retirement Age [Subparagraph IV (B)]. Said payment shall be made in accordance with the Restriction on Timing of Distribution as defined in Subparagraph IV (G) hereinabove. The Executive will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger, consolidation, or conversion of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

5.	Subparagraph XII (C), “Amendment or Revocation”, shall be amended to delete the last sentence in its entirety.

6.	Subparagraph XII (K), “Permissible Acceleration Provision”, shall be deleted in its entirety and replaced with the following Subparagraph XII (K):

Certain Accelerated Payments:

The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

7.	A new Subparagraph XII (L) shall be added as follows:

Subsequent Changes to Time and Form of Payment:

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The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(2)

the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

8.	Section XIV, “Termination or Modification of Agreement by Reason of Changes in the Law, Rules or Regulations”, shall be amended to delete the next to last sentence in its entirety.

Therefore, the foregoing changes are agreed to.

Nicholas M. Christ President & CEO Citizens-Union Savings Bank	Carl Taber

Date 12/16/08	Date 12/16/08

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AMENDMENT

TO THE

CITIZENS-UNION SAVINGS BANK

EXECUTIVE SALARY CONTINUATION AGREEMENT

THIS AMENDMENT, made and entered into this 13th day of June, 2014, by and between BAYCOAST BANK, a bank located in Swansea, Massachusetts and successor in interest to Citizens-Union Savings Bank (“Bank”) and CARL TABER (“Executive”), shall effectively amend the Citizens-Union Savings Bank Executive Salary Continuation Agreement dated August 20, 2007 (“Agreement”), as specifically set forth herein. Pursuant to Section XII(C) of the Agreement, the Bank and the Executive hereby adopt the following amendment:

1.)	Section V, Retirement Benefit and Pos-Retirement Death Benefit, shall be modified to delete the words “Twenty Five Thousand and 00/100th Dollars ($25,000.00)” and replace them with the following:

“Forty Thousand and 00/100th Dollars ($40,000,00)”

The Effective Date of this Amendment shall be January 1, 2014. To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment, had the opportunity to consult with qualified legal counsel, and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

EXECUTIVE:	BANK:

BayCoast Bank

By
Carl Taber	Title President & CEO

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8-K DISCLOSURE NOTICE

Institutions subject to SEC regulation may be required to disclose certain information regarding this amendment. Institutions should consult with SEC counsel as to applicability of this requirement to this amendment.

IMPORTANT NOTICE ABOUT THE PRACTICE OF LAW AND ACCOUNTING

Nothing in this document should be construed as tax, legal, or accounting advice. NFP Executive Benefits does not practice law or accounting. The attached amendment contains recommended changes intended to facilitate discussion between you and your legal and/or tax advisor. It is strongly recommended that you seek review by outside counsel before signing this amendment.

AMENDMENT

TO THE

CITIZENS-UNION SAVINGS BANK

EXECUTIVE SALARY CONTINUATION AGREEMENT

THIS AMENDMENT made and entered into this 9th day of February, 2021, by and between BAYCOAST BANK, a bank located in Swansea, Massachusetts and successor in interest to Citizens-Union Savings Bank (“Bank”) and CARL TABER (“Executive”), shall effectively amend the Citizens-Union Savings Bank Executive Salary Continuation Agreement dated as of 20th day of August, 2007 between BayCoast Bank, f/k/a Citizens-Union Savings Bank (the “Bank”), as amended 13th day of June, 2014 and Carl Taber (the “Executive”), as specifically set forth herein. Pursuant to Section XI 1(C) of the Agreement, the Bank and the Executive hereby adopt the following amendment:

I.) Section V, Retirement Benefit and Pos-Retirement Death Benefit, shall be modified to delete the words “Forty Thousand and 00/100th Dollars ($40,000.00)” and replace them with the following:

“One Hundred Thousand and 00/100th Dollars ($100,000.00)”

The Effective Date of this Amendment shall be December 31, 2020. To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein , or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set faith in said Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment, had the opportunity to consult with qualified legal counsel, and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

EXECUTIVE:	BANK:

BayCoast Bank

By
Carl Taber	Name: Nicholas M. Christ
Title: President & CEO